SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. )*


                             UNILAB CORPORATION
                    ------------------------------------
                              (Name of Issuer)


                   Common Stock, par value $.01 per share
                  ----------------------------------------
                       (Title of Class of Securities)


                                904763 20 8
               ----------------------------------------------
                               (CUSIP Number)


                             December 31, 2001
    --------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17


CUSIP No. 904763  20  8          13G                Page  2  of  17  Pages

-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kelso GP VI, LLC
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            [   ] (a)
            [   ] (b)
-------------------------------------------------------------------------------
     3      SEC USE ONLY

-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
         NUMBER OF             5         SOLE VOTING POWER
           SHARES                        0
        BENEFICIALLY           ------------------------------------------------
          OWNED BY             6         SHARED VOTING POWER
            EACH                         11,985,668
         REPORTING             ------------------------------------------------
           PERSON              7         SOLE DISPOSITIVE POWER
            WITH                         0
                               ------------------------------------------------
                               8         SHARED DISPOSITIVE POWER
                                         11,985,668
-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,985,668
-------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES [ ]
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            35.9%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            OO
-------------------------------------------------------------------------------






CUSIP No. 904763  20  8            13G               Page  3  of  17  Pages
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kelso Investment Associates VI, L.P.
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            [   ] (a)
            [   ] (b)
-------------------------------------------------------------------------------
     3      SEC USE ONLY

-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
         NUMBER OF                    5         SOLE VOTING POWER
           SHARES                               0
        BENEFICIALLY                  -----------------------------------------
          OWNED BY                    6         SHARED VOTING POWER
            EACH                                11,985,668
         REPORTING                    -----------------------------------------
           PERSON                     7         SOLE DISPOSITIVE POWER
            WITH                                0
                                      -----------------------------------------
                                      8         SHARED DISPOSITIVE POWER
                                                11,985,668
-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,985,668
-------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES [ ]
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            35.9%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            PN
-------------------------------------------------------------------------------





CUSIP No. 904763  20  8             13G                 Page  4  of  17  Pages
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            KEP VI, LLC
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            [   ] (a)
            [   ] (b)
-------------------------------------------------------------------------------
     3      SEC USE ONLY

-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
         NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                0
        BENEFICIALLY                  -----------------------------------------
          OWNED BY                     6         SHARED VOTING POWER
            EACH                                 1,855,510
         REPORTING                     ----------------------------------------
           PERSON                      7         SOLE DISPOSITIVE POWER
            WITH                                 0
                                       ----------------------------------------
                                       8         SHARED DISPOSITIVE POWER
                                                 1,855,510
-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,855,510
-------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES [ ]
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.6%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON
            OO
-------------------------------------------------------------------------------






CUSIP No. 904763  20  8               13G              Page  5  of  17  Pages
-------------------------------------------------------------------------------

      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Frank T. Nickell
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America

-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                     ---------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                        ---------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------






CUSIP No. 904763  20  8                     13G         Page  6  of  17  Pages
-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Thomas R. Wall, IV
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                     ---------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                        ---------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------






CUSIP No. 904763  20  8                  13G            Page  7  of  17  Pages
-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             George E. Matelich
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America

-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                    ----------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                       ----------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------





CUSIP No. 904763  20  8                13G            Page  8  of  17  Pages

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Michael B. Goldberg
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                     ---------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                        ---------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------





CUSIP No. 904763  20  8                13G             Page  9  of  17  Pages

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             David I. Wahrhaftig
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
-------------------------------------------------------------------------------

          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 1,563
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                    ----------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  1,563
                                       ----------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,842,741
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------





CUSIP No. 904763  20  8              13G              Page  10  of  17  Pages
-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Frank K. Bynum, Jr.
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                    ----------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                       ----------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------





CUSIP No. 904763  20  8                  13G          Page  11  of  17  Pages

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Philip E. Berney
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [   ] (a)
             [   ] (b)
-------------------------------------------------------------------------------
      3      SEC USE ONLY

-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America

-------------------------------------------------------------------------------
          NUMBER OF                     5         SOLE VOTING POWER
           SHARES                                 0
        BENEFICIALLY                   ----------------------------------------
          OWNED BY                      6         SHARED VOTING POWER
            EACH                                  13,841,178
          REPORTING                    ----------------------------------------
           PERSON                       7         SOLE DISPOSITIVE POWER
            WITH                                  0
                                       ----------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  13,841,178
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,841,178
-------------------------------------------------------------------------------
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES [ ]
-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             41.4%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------







Item 1(a).  Name of Issuer.

Unilab Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices.

18448 Oxnard Street
Tarzana, California  91356

Item 2(a).  Name of Person Filing.

Kelso GP VI, LLC
Kelso Investment Associates VI, L.P.
KEP VI, LLC
Frank T. Nickell
Thomas R. Wall, IV
George E. Matelich
Michael B. Goldberg
David I. Wahrhaftig
Frank K. Bynum, Jr.
Philip E. Berney


Item 2(b).  Address of Principal Business Office or, if None, Residence.

c/o Kelso and Company
320 Park Avenue, 24th Floor
New York, New York  10022

Item 2(c).  Citizenship.

See Item 4 of the attached cover pages.

Item 2(d).  Title of Class of Securities.

Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number.

904763 20 8

Item 3.

Not applicable.

Item 4.  Ownership.

(a) Amount beneficially owned:
         See Item 9 of the attached cover pages.

(b) Percent of class:
         See Item 11 of the attached cover pages.

(c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote:
                  See Item 5 of the attached cover pages.

         (ii) Shared power to vote or direct the vote:
                  See Item 6 of the attached cover pages.

         (iii) Sole power to dispose or to direct the disposition:
                  See Item 7 of the attached cover pages.

         (iv) Shared power to dispose or to direct the disposition:
                  See Item 8 of the attached cover pages.

         Kelso GP VI, LLC may be deemed to have beneficial ownership of Common Stock owned of record by Kelso Investment Associates VI, L.P., by virtue of its status as the general partner of Kelso Investment Associates VI, L.P. Kelso GP VI, LLC shares investment and voting power with respect to the shares of Common Stock owned by Kelso Investment Associates VI, L.P. but disclaims beneficial ownership of such shares, except with respect to its pecuniary interest therein.

         Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of shares of Common Stock owned of record by KEP VI, LLC and Kelso Investment Associates VI, L.P. by virtue of their status as managing members of KEP VI, LLC and Kelso GP VI, LLC, the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to the shares of Common Stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such shares, except with respect to their pecuniary interest therein. Mr. Wahrhaftig directly owns 1,563 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

Not applicable because this statement is filed pursuant to Rule 13d-1(d).

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 13, 2002

                                  By:*_________________________________
                                  Title: Kelso GP VI, LLC

                                  By:*_________________________________
                                  Title: Kelso Investment Associates VI, L.P.

                                  By:*_________________________________
                                  Title: KEP VI, LLC

                                  By:*_________________________________
                                  Name:  Frank T. Nickell

                                  By:*_________________________________
                                  Name:  Thomas R. Wall, IV

                                  By:*_________________________________
                                  Name:  George E. Matelich

                                  By:*_________________________________
                                  Name:  Michael B. Goldberg

                                  By:*_________________________________
                                  Name:  David I. Wahrhaftig

                                  By:*_________________________________
                                  Name:  Frank K. Bynum, Jr.

                                  By:*_________________________________
                                  Name:  Philip E. Berney


*By:  /s/ James J. Connors, II
      -------------------------------
 Name:   James J. Connors, II
         Attorney-in-fact**

** The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated June 5, 2001, for Kelso GP VI, LLC, Kelso Investment Associates VI, L.P., Frank T. Nickell, Thomas
      R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney are hereby incorporated by reference.

                             INDEX TO EXHIBITS

                                                                          Page
                                                                          ----
EXHIBIT A                  Agreement of Reporting Persons                  17



                                 EXHIBIT A

         Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Unilab Corporation has been filed on behalf of the undersigned.


SIGNATURE:

         Dated:   February 13, 2002

Kelso GP VI, LLC
Kelso Investment Associates VI, L.P.
KEP VI, LLC
Frank T. Nickell
Thomas R. Wall, IV
George E. Matelich
Michael B. Goldberg
David I. Wahrhaftig
Frank K. Bynum, Jr.
Philip E. Berney



                              By:  /s/ James J. Connors, II
                                   ---------------------------------
                                   James J. Connors, II as Attorney-in-fact
                                   for the above-listed entities and individuals